DLH Holdings, Corp - Term Note Page 1 6036186 6574747.2 Exhibit 4.1 Promissory Note – Term Loan $25,000,000.00 May 2, 2016 FOR VALUE RECEIVED, DLH Holdings Corp., a New Jersey corporation, DLH Solutions, Inc., a Georgia corporation and Danya International, LLC a Maryland limited liability company (collectively, the “Borrower”), hereby promises to pay to the order of Fifth Third Bank, an Ohio banking corporation (together with any and all of its successors and assigns and/or any other holder of this Note, “Bank”), without offset, in immediately available funds in lawful money of the United States of America, at Atlanta, Georgia, the principal sum of TWENTY FIVE MILLION and No/100 Dollars ($25,000,000.00) (or the unpaid balance of all principal advanced against this Note, if that amount is less), together with interest on the unpaid principal balance of this Note from day to day outstanding as hereinafter provided. Section 1 Interest, Payment Schedule and Maturity Date. Interest shall accrue and be payable on this Note as set forth in Section 2 of the Loan Agreement dated as of May 2, 2016 (the “Loan Agreement”) as the same may from time to time be amended, restated, modified or supplemented, between Bank and Borrower. Interest under this Note shall also be due and payable when this Note shall become due (whether at maturity, by reason of acceleration or otherwise). Overdue principal and, to the extent permitted by law, overdue interest, shall bear interest payable on DEMAND at the Default Rate. All then outstanding principal shall be payable on the Term Note Maturity Date. Section 2 Loan Documents. This Note shall be secured by all collateral pledged by Borrower securing any Indebtedness owing by Borrower to Bank as set forth in that certain Security Agreement, dated as of the date hereof, by and between Borrower and the Bank. This Note and any security agreements, pledges, and the Loan Agreement as the same may from time to time be amended, restated, modified or supplemented, are herein sometimes called individually a “Loan Document” and together the “Loan Documents.” This Note is being issued, and is subject, to the terms and conditions set forth in the Loan Agreement. All capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement, except to the extent such capitalized terms are otherwise defined or limited herein. Section 3 Certain Provisions Regarding Payments. All payments made under this Note shall be applied, as set forth in the Loan Agreement. Remittances shall be made without offset, demand, counterclaim, deduction, or recoupment (each of which is hereby waived) and shall be accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Bank of any payment in an amount less than the amount then due on any indebtedness shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive or excuse the existence of an Event of Default, (b) waive, impair or extinguish any right or remedy available to Bank hereunder or under the other Loan Documents, or (c) waive the requirement of punctual payment and performance or constitute a novation in any respect. Whenever any payment under this Note or any

DLH Holdings, Corp - Term Note Page 2 6036186 6574747.2 other Loan Document falls due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day. Section 4 Events of Default. Subject to the provisions of the Loan Agreement with respect to Borrower’s right to notice and opportunity to cure or any applicable grace period, the occurrence of an “Event of Default” under, and as such term is defined in, the Loan Agreement shall constitute an Event of Default hereunder. Upon the occurrence and during the continuation of an Event of Default, Bank shall have the rights and remedies set forth in Section 9 of the Loan Agreement. Section 5 Remedies. Subject to the provisions of the Loan Agreement with respect to Borrower’s right to notice and opportunity to cure, upon the occurrence of an Event of Default, Bank may accelerate the Maturity Date and declare the unpaid principal balance and accrued but unpaid interest on this Note due and payable, and Bank may exercise any of its other rights, powers and remedies under the Loan Documents or at law or in equity. Section 6 Remedies Cumulative. All of the rights and remedies of Bank under this Note and the other Loan Documents are cumulative of each other and of any and all other rights at law or in equity, and the exercise by Bank of any one or more of such rights and remedies shall not preclude the simultaneous or later exercise by Bank of any or all such other rights and remedies. No single or partial exercise of any right or remedy shall exhaust it or preclude any other or further exercise thereof, and every right and remedy may be exercised at any time and from time to time. No failure by Bank to exercise, nor delay in exercising, any right or remedy shall operate as a waiver of such right or remedy or as a waiver of any Event of Default. Section 7 Service of Process. Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to Borrower. Borrower irrevocably agrees that such service shall be deemed to be service of process upon Borrower in any such suit, action, or proceeding. Nothing in this Note shall affect the right of Bank to serve process in any manner otherwise permitted by law and nothing in this Note will limit the right of Bank otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions, subject to any provision or agreement for arbitration or dispute resolution set forth in the Loan Agreement. Section 8 Successors and Assigns. The terms of this Note and of the other Loan Documents shall bind and inure to the benefit of the successors and assigns of the parties. The foregoing sentence shall not be construed to permit Borrower to assign the Loan except as otherwise permitted under the Loan Documents. Section 9 General Provisions. Time is of the essence with respect to Borrower’s obligations under this Note. Borrower and each party executing this Note as Borrower hereby severally (a) waive demand, presentment for payment, notice of dishonor and of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices (except any notices which are specifically required by this Note or any other Loan Document), filing of suit and diligence in collecting this Note or enforcing any of the security herefor; (b) agree to any substitution, subordination, exchange or release of any such security or the release of any party primarily or secondarily liable hereon; (c) agree that Bank shall not be required first to institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable hereon or to perfect or enforce its rights against them or any security herefor; (d) consent to any extensions or postponements of time of payment of this Note for any period or periods of time and to any partial payments, before or after maturity, and to any other indulgences with respect hereto, without notice thereof to any of them; and (e) submit (and waive all rights to object) to non-exclusive personal jurisdiction of any state or federal court sitting in the State specified in the governing law section of the

DLH Holdings, Corp - Term Note Page 3 6036186 6574747.2 Loan Agreement for the enforcement of any and all obligations under this Note and the other Loan Documents. A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances. This Note may not be amended except in a writing specifically intended for such purpose and executed by the party against whom enforcement of the amendment is sought. Captions and headings in this Note are for convenience only and shall be disregarded in construing it. This Note and its validity, enforcement and interpretation shall be governed by the laws of the state in which payment of this Note is to be made (without regard to any principles of conflicts of laws) and applicable United States federal law. Whenever a time of day is referred to herein, unless otherwise specified such time shall be the local time of the place where payment of this Note is to be made. The words “include” and “including” shall be interpreted as if followed by the words “without limitation.” Section 10 Notices. Any notice, request, or demand to or upon Borrower or Bank shall be deemed to have been properly given or made when delivered in accordance with the terms of the Loan Agreement regarding notices. Section 11 No Usury. It is expressly stipulated and agreed to be the intent of Borrower and Bank at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Bank to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note and the other Loan Documents. If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Bank’s exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Bank’s express intent that all excess amounts theretofore collected by Bank shall be credited on the principal balance of this Note and all other indebtedness secured by the Collateral Documents, and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Bank for the use or forbearance of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. [Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Borrower has caused its authorized representative to duly execute this Note under seal as of the date first above written.

BORROWER:
DLH Holdings Corp.

By: _/s/ Kathryn M. JohnBull_________

Name:_ Kathryn M. JohnBull________

Attest:____/s/______________________

[Corporate Seal]

DLH Solutions, Inc.

By: _/s/ Kathryn M. JohnBull________

Name: _Kathryn M. JohnBull________

Attest:_____/s/______________________

[Corporate Seal]

Danya International, LLC

By: _/s/ Kathryn M. JohnBull_________

Name:_ Kathryn M. JohnBull________

Attest:____/s/______________________

[Corporate Seal]

{N0109915 }
Note
6574747.2

DLH Holdings, DLH Solutions, Danya International. - Term